As filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-117610

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JANUARY 12, 2005

                                NANOSENSORS, INC.
                        1,500,000 Shares of Common Stock
                           1,500,000 Class A Warrants

                             -----------------------

         On December 20, 2005, Michael Stone sold 775,000 shares of Common Stock and 775,000 Class A Warrants pursuant to the prospectus dated January 12, 2005 (the "Prospectus") to the following entities and persons: Laditel Investments Ltd., Blue Grey T LLC, Dominion Investments Ltd., SLR LTD, Benil finance LTD, Barbara Knight, Frank Andrews, Vanessa Sidi, A Whitney Vittor, Jeff Yeckes, James H. Batmasian, Sehba Kudiya, Meridian Ventures LLC, and Glenwood Capital.

         On December 20, 2005, Robert Seguso sold 725,000 shares of Common Stock and 725,000 Class A Warrants pursuant to the Prospectus to the following entities and persons: Tillerman Securities Ltd., Howard Bregman, Caledonia Corporate Management Group, Bollinger Media SA, Brian Hebb, Nick Coon, Odett Holdings Ltd., Kimberly Mills, Whitney Farber, and Imtiaz Khan.

         The Selling Shareholder table in the Prospectus is amended accordingly:

                                             Percentage of
                                                Shares                                          Amount and Nature of
                               Number of     Beneficially     Number of         Number of       Beneficial Ownership
                             Shares Owned     Owned Before   Shares Being     Warrants Being    After the Sale of the
Selling Shareholder          Prior to Sale      Offering   Offered for Sale   Offered for Sale  Shares Being Offered
-------------------          -------------      --------   ----------------   ----------------  --------------------
                                                                                                Number   Percentage (1)
                                                                                                ------   -------------
Frank Andrews                       2,500          -                 2,500         2,500            0          -

James H. Batmasian                 45,000          -                45,000        45,000            0          -

Benil finance LTD                  20,000          -                20,000        20,000            0          -

Howard Bregman                     25,000          -                25,000        25,000            0          -

Blue Green T LLC                   50,000          -                50,000        50,000            0          -

Bollinger Media SA                335,000         1.6%             335,000       335,000            0          -

                                             Percentage of
                                                Shares                                          Amount and Nature of
                               Number of     Beneficially     Number of         Number of       Beneficial Ownership
                             Shares Owned     Owned Before   Shares Being     Warrants Being    After the Sale of the
Selling Shareholder          Prior to Sale      Offering   Offered for Sale   Offered for Sale  Shares Being Offered
-------------------          -------------      --------   ----------------   ----------------  --------------------
                                                                                                Number   Percentage (1)
                                                                                                ------   -------------
Caledonia Corporate
Management Group                   95,000          -                95,000        95,000            0          -

Nick Coon                           2,500          -                 2,500         2,500            0          -

Dominion Investments Ltd.         335,000         1.6%             335,000       335,000            0          -

Whitney Farber                      1,250          -                 1,250         1,250            0          -

Glenwood Capital                   10,000          -                10,000        10,000            0          -

Brian Hebb                          2,500          -                 2,500         2,500            0          -

Imtiaz Khan                        50,000          -                50,000        50,000            0          -

Barbara Knight                      2,500          -                 2,500         2,500            0          -

Sehba Kudiya                       40,000          -                40,000        40,000            0          -

Laditel Investments Ltd.          200,000          -               200,000       200,000            0          -

Meridian Ventures LLC              50,000          -                50,000        50,000            0          -

Kimberly Mills                      1,250          -                 1,250         1,250            0          -

Odett Holdings Ltd.                12,500          -                12,500        12,500            0          -

Robert Seguso                   1,100,000(2)      5.4%           1,100,000       525,000            0          -

Vanessa Sidi                        2,500          -                 2,500         2,500            0          -

SLR LTD                            12,500          -                12,500        12,500            0          -

Michael Stone                   1,000,000(2)      4.9%           1,000,000       475,000            0          -

Tillerman Securities Ltd.         200,000          -               200,000       200,000            0          -

A Whitney Vittor                    2,500          -                 2,500         2,500            0          -

Jeff Yeckes                         2,500          -                 2,500         2,500            0          -

------------

*        Less than 1% of the issued and outstanding shares

(1) As of November 23, 2005, we had 20,502,500 shares of Common stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. The number of shares of Common Stock to be issued and outstanding after the offering is 20,502,500 based on all Shares registered under this prospectus actually being issued. For purposes of this table, a person or group of persons is: (a) deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 50,000 presently-exercisable Bridge Warrants to purchase 50,000 shares of common stock and for Mr. Seguso, 525,000 presently-exercisable Class A Warrants to purchase 525,000 shares of common stock and for Mr. Stone, 475,000 presently-exercisable Class A Warrants to purchase 475,000 shares of common stock.


         This supplement reduces the number of shares, and number of Class A Warrants, respectively, being sold under the Prospectus, to 6,950,000 shares of our Common Stock and 2,625,000 Class A Warrants.

         This prospectus supplement should be read in conjunction with the prospectus, dated January 12, 2005, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.
         Investing in our common stock involves risks. Beginning on page 7 of the prospectus, we have listed several "Risk Factors" which you should consider. You should read the entire prospectus carefully before you make your investment decision.
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                        ---------------------------------


           The date of this prospectus supplement is December 22, 2005